Sellers

/s/ Frank J. Hanna, Jr.

FRANK J. HANNA, JR.

/s/ Darrell T. Hanna

DARRELL T. HANNA

WORLDWIDE ASSETS, INC.

By:	/s/ Darrell T. Hanna
Name: Darrell T. Hanna
Title: President

Attest:	/s/ Joshua C. Miller
Joshua C. Miller,
Assistant Secretary

Buyer

WEST RECEIVABLE SERVICES, INC.,
a Delaware corporation

By:	/s/ Robert E. Johnson
Name: Robert E. Johnson
Title: Executive Vice President

Guarantor

WEST CORPORATION,
a Delaware corporation

By:	/s/ Robert E. Johnson
Name: Robert E. Johnson
Title: Executive Vice President

xlvii

Exhibit 2.2

PURCHASE AGREEMENT

by and among

ASSET DIRECT MORTGAGE, LLC,

FRANK J. HANNA, JR.,
DARRELL T. HANNA and the other Sellers
named on the signature pages hereof,

FRANK J. HANNA, JR.,

and

WEST CORPORATION

Dated as of July 22, 2004

xlviii

INDEX TO SCHEDULES

1	Sellers
4.2(a)	Foreign Qualifications
4.2(b)	Lack of Due Qualification
4.3	Conflicts or Violations
4.4	Governmental Consents and Approvals
4.5	Sellers and Seller Percentages
4.6	Subsidiaries and Equity Investments
4.7	Financial Statements
4.8	Certain Changes or Events
4.9	Tax Matters
4.10	Undisclosed Liabilities
4.11	Property Leases
4.12(a)	Assets
4.13(b)	Intellectual Property Conflicts
4.13(c)	Listed Intellectual Property
4.13(d)	Intellectual Property Agreements
4.14	Software
4.15	Licenses and Permits
4.16	Compliance with Law
4.17	Litigation
4.18(a)	Contracts
4.18(d)	Termination of Contracts
4.19	Consents and Approvals
4.20	Employee Plans
4.20(b)	ERISA or Code Violations
4.20(g)	Reporting and Disclosure
4.20(i)	Payments to Certain Employees
4.21	Insurance
4.22	Transactions with Affiliates
4.23	Restrictions on Business Activities
4.24(a)	Employment Agreements
4.24(b)	Compliance with Labor Laws
4.26	Customers, Purchasers and Suppliers
9.3	Buyer Consents and Approvals
10.3	Seller Consents and Approvals
10.6	Resignations
13.13	Executive Officers

INDEX TO EXHIBITS

A	Form of Interest Transfer Documents
B	Form of Release
C	Form of Resignation Letter

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of July 22, 2004, by and among Asset Direct Mortgage, LLC, a Delaware limited liability company (the “Company”); the owners of all of the issued and outstanding membership interests of the Company set forth on Schedule 1 hereto (collectively, the “Sellers”); Frank J. Hanna, Jr., as the Sellers’ representative (the “Sellers’ Representative”); and West Corporation, a Delaware corporation, as buyer (the “Buyer”).

W I T N E S S E T H:

WHEREAS, the Sellers own all of the issued and outstanding membership interests of the Company (collectively, the “Interests”); and

WHEREAS, the Buyer desires to purchase the Interests from the Sellers, and the Sellers desire to sell the Interests to the Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:

DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

“Action” – See Section 4.17;

“Affiliate” shall have the meaning set forth in Rule 405 promulgated under the Securities Act of 1933, as amended;

“Business Day” shall mean any day other than a Saturday, Sunday or other day which is a nationally recognized holiday in the United States;

“Buyer” – See Preamble hereto;

“Closing” – See Section 3;

“Closing Date” – See Section 3;

“Code” shall mean the Internal Revenue Code of 1986, as amended;

“Company” – See Preamble hereto;

“Confidentiality Agreement” – See Section 13.14;

“Contract” – See Section 4.18(c);

“Controlled Group” – See Section 4.20(d);

“Employment Agreements” – See Section 10.11;

“Environmental Laws” – See Section 4.25;

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

“Financial Statements” –- See Section 4.7;

“GAAP” shall mean U.S. generally accepted accounting principles;

“Governmental Entity” shall mean any federal, state or local governmental, regulatory or other public body, agency or authority (including self-regulatory organizations), domestic or foreign;

“HSR Act” – See Section 9.6;

“Intellectual Property” shall mean all of the following owned by, issued to or licensed to the Company: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works (including all software developed by the Company, all copyrights, and all applications, registrations and renewals in connection therewith); (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all computer software (including data and related documentation); (vi) all Internet websites, URLs and domain names, and all past and present content on such Internet websites; (vii) all other proprietary rights; and (viii) all copies and tangible embodiments thereof (in whatever form or medium); including, without limitation, those items listed in Schedules 4.13(c), 4.13(d) and 4.14 hereto;

“Interests” – See Recitals hereto;

“Interest Transfer Documents” – See Section 2.2(a);

“Leased Property” – See Section 4.11(a);

“Lease” and “Leases” – See Section 4.11(a);

“Licenses and Permits” – See Section 4.15;

“Listed Intellectual Property” – See Section 4.13(c);

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory, common law or other), conditional sale agreement, claim, charge, limitation or restriction;

“Losses” shall mean any damage, liability, loss, cost or expense (including all reasonable attorneys’ fees and costs), deficiency, diminution in value, interest, penalty, impositions, assessments, fines, Working Capital Deficit or Excess Third Party Expenses;

“March 31 Balance Sheet” – See Section 4.7;

“Material Adverse Effect” – See Section 4.8(a);

“Multiemployer Plans” – See Section 4.20(e);

“Organizational Documents” shall mean certificates of incorporation, by-laws, certificates of formation, limited liability company operating agreements, management agreements, partnership or limited partnership agreements or other formation or governing documents, as applicable, of a particular entity;

“Partnerships” – See Section 4.9;

“Person” shall mean any individual, corporation, company, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other legal entity;

“Plans” – See Section 4.20(a);

“Post-Retirement Benefits” – See Section 4.20(f);

“Proprietary Software” – See Section 4.14(a);

“Purchase Price” – See Section 2.1(a);

“Releases” – See Section 10.10;

“Resignation Letters” – See Section 10.10;

“Seller Percentage” shall mean, with respect to any Seller, the percentage set forth opposite such Seller’s name on Schedule 4.5 hereto; “Seller Delivered Agreements” – See Section 12.2;

“Sellers” – See Preamble hereto;

“Sellers’ Representative” – See Preamble hereto and Section 12.1;

“Significant Customers” – See Section 4.26;

“Significant Purchasers” – See Section 4.26;

“Significant Suppliers” – See Section 4.26;

“Software” – See Section 4.14(a);

“Tax” and “Taxes” shall mean all federal, state, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, registration, alternative or add-on minimum, estimated and other taxes, governmental fees (including tariffs and universal service fund charges) or like charges of any kind whatsoever, including any interest, penalties or additions thereto, imposed by any Governmental Entity (“Taxing Authority”), whether disputed or not;

“Tax Return” shall mean any report, return, information return, exhibit, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a Taxing Authority in connection with Taxes;

“Welfare Plan” – See Section 4.20(c); and

“Worldwide Purchase Agreement” shall mean the purchase agreement, dated as of the date hereof, by and among Worldwide Asset Management, LLC, National Asset Management Enterprises, Inc., Worldwide Asset Collections, LLC, Worldwide Asset Purchasing, LLC, BuyDebtCo, LLC and The Debt Depot, LLC; Worldwide Assets, Inc., Frank J. Hanna, Jr. and Darrell T. Hanna, as sellers; Worldwide Assets, Inc., as sellers’ representative; the Buyer, as guarantor, and West Receivable Services, Inc., as buyer.

PURCHASE AND SALE OF INTERESTS.

Closing Transactions.

Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Company and the Sellers set forth below, on the Closing Date the Buyer shall purchase from each of the Sellers and each of the Sellers shall sell to the Buyer all of such Seller’s Interests, free and clear of all Liens. The aggregate purchase price for the Interests (the “Purchase Price”) shall be $3,000,000 paid in cash.

On the Closing Date, the Sellers’ Representative, on behalf of each of the Sellers, shall deliver to the Buyer the Interest Transfer Documents related to such Seller’s Interests being purchased by the Buyer from such Seller, duly executed for transfer. On the Closing Date, the Buyer shall pay to the Sellers an aggregate amount equal to the Purchase Price. Such amount shall be paid to the Sellers in the amounts and in accordance with written instructions to be provided by the Sellers to the Buyer not less than two (2) days prior to the Closing Date. Such payments shall be made by wire transfer of immediately available funds to such account as each such Seller shall designate in writing to the Buyer not less than two (2) days prior to the Closing Date.

Sellers’ Representative.

(a) Prior to the Closing Date, each Seller shall deposit with the Sellers’ Representative a written assignment of Interests, substantially in the form attached as Exhibit A hereto (the “Interest Transfer Documents”), of each Seller’s Interests being purchased by the Buyer from such Seller, duly executed for transfer. The Sellers’ Representative shall hold the Interest Transfer Documents deposited by the Sellers pursuant to this Section 2.2(a) in escrow until the Closing, at which time the Sellers’ Representative shall deliver such Interest Transfer Documents to the Buyer in accordance with Section 2.1(b).

(b) In accordance with the provisions of Section 12, the Sellers’ Representative shall make any and all determinations and calculations on behalf of each Seller set forth in this Agreement which determinations and calculations shall be binding upon each Seller as if made by such Seller.

CLOSING.

The closing (the “Closing”) of the transactions contemplated by this Agreement shall be deemed effective as of 12:01 a.m. on August 1, 2004, or, if all the conditions to the obligations of the parties hereunder set forth in Sections 9 and 10 hereof have not been satisfied or waived on or prior to such date, on the third Business Day after all such conditions have been satisfied or waived or, at such other time as may be mutually agreed to by the parties hereto (such date, the “Closing Date”).

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS.

The Company and the Sellers jointly and severally represent and warrant to the Buyer as follows:

Organization. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power to own its properties and assets and to conduct its business as now conducted. Copies of the Organizational Documents of the Company, with all amendments thereto to the date hereof, have been furnished to the Buyer or its representatives, and such copies are accurate and complete as of the date hereof.

Qualification to Do Business. Schedule 4.2(a) sets forth all jurisdictions in which the Company is qualified to do business or registered to do business as a foreign corporation. Except as set forth on Schedule 4.2(b), the Company is duly qualified to do business or registered to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary.

Authorization and Validity of Agreement; No Conflict or Violation. The Company has the authority to enter into this Agreement and any other agreements, documents, certificates and instruments delivered to the Buyer in connection with the transactions contemplated under this Agreement to which it is a party and to carry out its obligations hereunder and thereunder. This Agreement and any other agreements, documents, certificates and instruments delivered to the Buyer in connection with the transactions contemplated under this Agreement to which it is a party have been duly executed by the Company and constitute its valid and binding obligations, enforceable against it in accordance with its terms. Except as set forth on Schedule 4.3, the execution, delivery and performance by the Company of this Agreement and any other agreements, documents, certificates and instruments delivered to the Buyer in connection with the transactions contemplated under this Agreement to which it is a party does not and will not (i) violate or conflict with any provision of any Organizational Document, (ii) violate any provision of law, or any order, judgment or decree of any court or other Governmental Entity, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract, (iv) result in the creation or imposition of any Lien upon any of the assets, properties or rights of the Company, or (v) result in the cancellation, modification, revocation or suspension of any of the Licenses and Permits.

Governmental Consents and Approvals. Schedule 4.4 sets forth a true and complete list of each consent, waiver, authorization or approval of any Governmental Entity, and each declaration to or filing or registration with any such Governmental Entity, that is required in connection with the execution and delivery of this Agreement and all other agreements, documents, certificates and instruments delivered to the Buyer in connection with the transactions contemplated under this Agreement by the Company and the Sellers or the performance by the Company and the Sellers of any of their obligations hereunder.

Capitalization. Schedule 4.5 sets forth the names of the beneficial and record owners of the Interests and the percentage of the Interests of the Company held by each such owner. All of the Interests in the Company represent valid limited liability company interests in the Company. The Interests are the sole outstanding equity interests of the Company. Except as set forth on Schedule 4.5, the Company does not have outstanding any securities convertible into or exchangeable for any capital stock or other equity interests, any rights to subscribe for or to purchase or any options for the purchase of, or any oral or written agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock or other equity interests, or any securities convertible into or exchangeable for any capital stock or other equity interests. Except as set forth on Schedule 4.5, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any membership interests or other equity interests. Immediately following the Closing, the Buyer will be the record and beneficial owner of all of the Interests free and clear of any Liens.

Subsidiaries and Equity Investments. Except as set forth in Schedule 4.6, the Company does not, directly or indirectly, own or hold any capital stock or any other equity securities or investments in any other Person or any rights to acquire any capital stock, equity securities or investments in any other Person.

Financial Statements. The Company has previously furnished to the Buyer copies of (a) the audited balance sheets of the Company as of December 31, 2003 and 2002, together with the related audited statements of operations, stockholders equity and cash flows for the fiscal years then ended and any notes thereto and (b) the unaudited balance sheets of the Company as of March 31, 2004, together with the related unaudited statements of operations for the period then ended (the “March 31 Balance Sheet”) (collectively, the “Financial Statements”). Except as set forth in Schedule 4.7, the Financial Statements, including the notes thereto, where applicable, (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes in such financial statements), (ii) present fairly in all material respects the financial position, results of operations and changes in financial position of the Company as of such dates and for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year end audit adjustments consistent with prior practice), (iii) are complete, correct and in accordance with the books of account and records of the Company, and (iv) reflect accurately all costs and expenses of the Company. The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company to maintain accountability for the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Absence of Certain Changes or Events.

Except as set forth in Schedule 4.8 or as reflected in the March 31, 2004 financial statements, since December 31, 2003, there has not been:

any material adverse change, either individually or in the aggregate, in the business, operations, properties, assets, condition (financial or other) or prospects, or any event that has had or would reasonably be expected to have a material adverse effect on the foregoing (a “Material Adverse Effect”), of the Company, taken as a whole, and no factor or condition exists and no event has occurred that would reasonably be expected to result in any such change to the Company;

any material loss, damage, destruction or other casualty to the assets or properties of the Company (other than any for which insurance awards have been received or guaranteed);

any change in any method of accounting or accounting practice of the Company except as set forth on Schedule 4.8(a);

any loss of the employment, services or benefits of any employee of the Company whose compensation and bonuses exceeded $100,000 in 2003; or

     (v) any change in internal accounting controls.

Since December 31, 2003, the Company has operated in the ordinary course of its business and, except as set forth in Schedule 4.8 hereto, or as reflected in the March 31 Balance Sheet, has not:

incurred any obligation or liability (whether absolute, accrued, contingent or otherwise) except in the ordinary course of business;

failed to discharge or satisfy any Lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith and for which adequate reserves have been provided, Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of its assets, properties or rights and liabilities that are not yet due and payable;

mortgaged, pledged or subjected to any Lien any of its assets, properties or rights except for mechanics’ liens and Liens for Taxes not yet due and payable;

sold or transferred any of its assets or canceled any debts or claims or waived any rights, except in the ordinary course of business;

disposed of any patents, trademarks or copyrights or any patent, trademark or copyright applications;

defaulted on any obligation or obligations;

entered into any transaction not in the ordinary course of business;

written off as uncollectible any of its accounts receivable or any portion thereof in an amount in excess of $100,000 not reflected in the March 31 Balance Sheet;

granted any increase in the compensation or benefits of any of its employees whose compensation and bonuses exceeded $100,000 in 2003 other than increases in accordance with past practice not exceeding 5% or entered into any employment or severance agreement or arrangement with any of them;

made any capital expenditure in excess of $150,000, or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance;

discontinued any line of business with annualized revenues in excess of $2,000,000;

incurred any obligation or liability for the payment of severance benefits in excess of $100,000;

declared, paid, or set aside for payment any dividend or other distribution in respect of its membership interests or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any of its membership interests or other securities, or agreed to do so other than in the ordinary course of business consistent with past practice; or

entered into any agreement to do any of the foregoing.

Tax Matters. Except as set forth on Schedule 4.9: (a) the Company has filed or caused to be filed, when due, all Tax Returns required by applicable law to be filed and has paid all Taxes required to be paid in respect of the Tax periods to which such Tax Returns relate; (b) the information contained in such Tax Returns is materially true, complete and accurate; (c) the Company has paid, or will have paid, all Taxes owed by it (whether or not shown on any Tax Return) that are required to be paid on or prior to the Closing Date; (d) any liability of the Company for Taxes not due and payable as of the Closing Date, or that are being contested in good faith, will be reflected in the reserve for Tax liability shown on the Closing Balance Sheet; (e) there is no action, suit, proceeding, investigation, audit or claim for additional Tax or assessment now pending or, to the Company’s knowledge, threatened against, or with respect to, the Company in respect of any Tax; (f) none of the assets, properties or rights of the Company are “tax-exempt use property” within the meaning of Section 168(h) of the Code; (g) none of the assets, properties or rights of the Company include any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954; (h) there is no Lien affecting any of the assets, properties or rights of the Company that arose in connection with any failure or alleged failure to pay any Tax; (i) there has been no waiver or extension of any applicable statute of limitation for the assessment or collection of any Taxes of the Company, and no power of attorney granted by or with respect to the Company relating to Taxes is currently in force; (j) the Company is not a party to any agreement other than with the Buyer, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlement to refunds or similar Tax matters; (k) the Company has withheld and paid all Taxes required to be withheld in connection with any amount paid or owing to any employee, creditor, independent contractor or other Person; and (l) no claim has been made by any Tax Authority in a jurisdiction where the Company does not currently file a Tax Return that the Company is or may be subject to Tax by such jurisdiction, nor to Sellers’ knowledge is any such assertion threatened. The Company is treated as a partnership for United States Federal income tax purposes and has been treated as a partnership for United States Federal income tax purposes since its formation.

Absence of Undisclosed Liabilities. Except as set forth in Schedule 4.10, the Company does not have any indebtedness or liability, absolute or contingent, known or unknown, which is not shown or provided for on the March 31 Balance Sheet or the notes thereto other than liabilities as shall have been incurred and paid or accrued in the ordinary course of business since March 31, 2004. Except as shown in the March 31 Balance Sheet or in Schedule 4.10, the Company is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

Leases.

The Company does not own any real property. Schedule 4.11 sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all amendments thereto, with respect to all properties in which the Company has a leasehold interest, whether as lessor or lessee (each, a “Lease” and collectively, the “Leases”; the property covered by Leases under which the Company is a lessee is referred to herein as the “Leased Property”). No option has been exercised under any of such Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to the Buyer with the corresponding Lease. Except as set forth in Schedule 4.11, the transactions contemplated by this Agreement do not require the consent or approval of the other party to any of the Leases.

Except as set forth in Schedule 4.11, no Lease has been modified or amended (whether or not in writing) and no party to any Lease has given the Company written notice of or made a claim with respect to any alleged breach or default.

Except as set forth in Schedule 4.11, none of the Leased Property is subject to any sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof. All improvements on the Leased Property that is real property and the operations therein conducted by the Company conform with all applicable health, fire, environmental, safety, zoning and building laws, ordinances and administrative regulations, Permits and other regulations (including the Americans with Disabilities Act) except for nonconforming uses or violations that do not and will not materially interfere with the present use, operation or maintenance thereof by the Company as now used, operated or maintained or access thereto, and that do not and will not materially affect the value thereof, and the Company has not received any notice to the contrary.

Assets of the Company.

Except as set forth on Schedule 4.12(a), the assets, properties and rights of the Company which are reflected on the March 31 Balance Sheet constitute all of the assets, properties and rights that are used in the operation of the business of the Company and which are sufficient for the conduct of such business as currently conducted or presently proposed to be conducted. Except as set forth on Schedule 4.12(a), there are no assets, properties, rights or interests of any kind or nature that the Company has been using, holding or operating in its business prior to the Closing that will not be used, held or owned by the Company immediately following the Closing.

The Company has good and marketable title, free and clear of any Liens, to, or a valid leasehold interest under enforceable leases in, all of its assets, properties and rights.

Intellectual Property.

The Company owns all right, title and interest in and to, or has a valid and enforceable license to use, all Intellectual Property. The Intellectual Property represents all intellectual property rights necessary to the conduct of its business as now conducted by the Company. The Company is in material compliance with all contractual obligations relating to the protection of such of the Intellectual Property as it currently uses pursuant to license or other agreements, including the payment or accrual of all licensing fees.

Except as set forth on Schedule 4.13(b), to the knowledge of the Sellers, there are no conflicts with or infringement of any Intellectual Property by any third party. The conduct of the Company’s business in the past did not and currently does not conflict with or infringe any proprietary right of any third party. Except as set forth on Schedule 4.13(b), there is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company: (i) alleging any such conflict or infringement with any third party’s proprietary rights; or (ii) challenging the ownership or use of, or the validity or enforceability of any Intellectual Property.

Schedule 4.13(c) sets forth a complete and current list of all registrations, patents or applications pertaining to the Intellectual Property (“Listed Intellectual Property”) and the owner of record, date of application or issuance and relevant jurisdiction as to each. Except as described in Schedule 4.13(c), all Listed Intellectual Property is owned by the Company, free and clear of all Liens. Except as set forth on Schedule 4.13(c), all Listed Intellectual Property is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees that have fallen due on or prior to the effective date of this Agreement have been paid. Except as listed in Schedule 4.13(c), no Listed Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration. The consummation of the transactions contemplated by this Agreement will not alter or impair any Intellectual Property.

Schedule 4.13(d) sets forth a complete list of all agreements relating to the Intellectual Property or to the right of the Company to use of the proprietary rights of any third party (with the exception of shrink-wrap or click-through licensed software programs). Except as set forth in Schedule 4.13(d), the Company is not under any obligation to pay royalties or other payments in connection with any agreement, nor restricted from assigning its rights respecting Intellectual Property nor will the Company otherwise be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any agreement relating to the Intellectual Property.

Software.

The operating and applications computer software programs (with the exception of shrink-wrap or click-through licensed software programs) and databases used by the Company that are material to the conduct of its business as now conducted and as presently proposed to be conducted (collectively, the “Software”) are listed on Schedule 4.14 hereto. Except as set forth on Schedule 4.14, the Company: (i) holds valid licenses to use all copies of the Software, other than any portion thereof (the “Proprietary Software”) that is owned by the Company; and (ii) either owns outright, or has a perpetual, royalty-free license to use, reproduce, modify, distribute and sublicense the Proprietary Software and, except as listed on Schedule 4.14, the Company has not sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion thereof. None of the Proprietary Software used by the Company, nor any use thereof, conflicts with, infringes upon or violates any intellectual property or other proprietary right of any other Person. No claim, suit, action or other proceeding with respect to any such infringement or violation is pending or, to the knowledge of the Sellers, threatened. The Company has taken the steps reasonably necessary to protect its right, title and interest in and to the Proprietary Software, including, without limitation, the execution of appropriate confidentiality agreements.

Upon consummation of the transactions contemplated by this Agreement, the Company will continue to own the Proprietary Software owned by it, free and clear of all Liens, and, with respect to all agreements for the lease or license of Software which require consents or other actions as a result of the consummation of the transactions contemplated by this Agreement, in order for the Company to continue to use and operate such Software after the Closing Date, the Company will have obtained such consents or taken such other actions so required.

Licenses and Permits. Schedule 4.15 sets forth a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to the Company by any Governmental Entity (the “Licenses and Permits”) and all pending applications therefor. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Company’s knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. The Licenses and Permits are sufficient and adequate in all respects to permit the continued lawful conduct of the business of the Company in the manner now conducted and as presently proposed to be conducted after the Closing. None of the operations of the Company are being conducted in a manner that violates in any material respect any of the terms or conditions under which any License and Permit was granted. The consummation of the transactions contemplated by this Agreement will not result in the termination or suspension of any License or Permit. Except as set forth in Schedule 4.15, the Company has not been denied a collection or mortgage lender License or Permit at any time. Except as set forth in Schedule 4.15, the Company has not reason to believe that the Company would be denied a collection or mortgage lender License or Permit in any jurisdiction in which they are not already licensed.

Compliance with Law. Except as set forth in Schedule 4.16, since January 1, 2001 the operation of the business of the Company has been conducted in accordance with all applicable laws (including the Fair Debt Collection Practices Act, the Fair Credit Reporting Act, the Real Estate Settlement Procedures Act, mortgage laws and other state laws covering comparable subject matter), regulations, orders and other requirements of all courts and Governmental Entities having jurisdiction over the Company and its assets, properties and operations. Except as set forth in Schedule 4.16, the Company has not received any notice of any violation of any such law, regulation, order or other legal requirement that is pending as of the date hereof. The Company is not in default with respect to any order, writ, judgment, award, injunction or decree of any court, Governmental Entity or arbitrator, domestic or foreign, applicable to any of its assets, properties or operations.

Litigation. Except as set forth in Schedule 4.17, there are no claims, actions, suits, proceedings, labor disputes or investigations (each, an “Action”) pending or, to the knowledge of the Company or Sellers, overtly threatened, before any court, Governmental Entity or before any arbitrator of any nature, brought against the Company or any of its officers, directors, shareholders, employees, agents or Affiliates involving, affecting or relating to the Company, the assets, properties or rights of the Company or the transactions contemplated by this Agreement. There is no Action pending or, to the knowledge of the Company or Sellers, threatened relating to the termination of, or limitation of, the rights of the Company under any registrations or qualifications with any Governmental Entity. Schedule 4.17 sets forth a list and summary description of all such pending Actions. Neither the Company nor any of its assets, properties or rights is subject to any order, writ, judgment, award, injunction or decree of any court, Governmental Entity or arbitrator, nor is the Company party to any written agreement, consent agreement or memorandum of understanding with, or party to any commitment letter or similar undertaking to, any Governmental Entity that, individually or in the aggregate, affects or is reasonably likely to affect the business, assets, properties or rights of the Company as currently conducted or that would or is reasonably likely to prevent the consummation of the transactions contemplated by this Agreement.

Contracts.

Schedule 4.18(a) sets forth a complete and correct list of all Contracts (as defined below). The Company has delivered or made available to the Buyer or its representatives true and complete copies of all Contracts.

Each Contract is (i) valid, binding and enforceable against the Company that is a party thereto in accordance with its terms, (ii) to the knowledge of the Sellers and the Company that is a party thereto, valid, binding and enforceable against the other parties thereto in accordance with its terms, and (iii) in full force and effect. The Company has materially performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the knowledge of the Company and the Sellers, no other party to any Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

A “Contract” means any agreement, contract or commitment, oral or written, to which the Company is a party or by which it or any of its assets are bound constituting:

a mortgage, indenture, security agreement, guaranty, “keep well,” comfort letter, pledge, or other agreement or instrument relating to the borrowing of money or extension of credit;

a key supplier agreement providing for aggregate payments to any Person in any calendar year in excess of $250,000, including telecommunications, website hosting, server hosting and back-up data services agreements;

an employment or severance agreement, or a consulting agreement providing for aggregate payments to any person in any calendar year in excess of $150,000;

a joint venture, partnership or limited liability company agreement;

a non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the business of the Company may be conducted;

a Lease for real property or a Lease for personal property that provides for aggregate payments to any Person in any calendar year in excess of $150,000; an agreement limiting or restricting the ability of the Company to make distributions in respect of the Interests;

an agreement to make a capital expenditure (as defined by GAAP) in excess of $250,000; or

any other agreement not in the ordinary course of the business of the Company providing for aggregate payments to any Person in any calendar year in excess of $150,000.

(d) Schedule 4.18(d) sets forth each Contract that can be terminated by the Company without penalty upon 30 days notice.

Consents and Approvals. Schedule 4.19 sets forth a true and complete list of each consent, waiver, authorization or approval of any Person (other than consents from any Governmental Entity as described in Section 4.4), and each declaration to or filing or registration with any such Person, that is required in connection with the execution and delivery of this Agreement by the Company and the Sellers or the performance by the Company and the Sellers of any of their obligations hereunder.

Employee Plans.

Schedule 4.20 sets forth all pension, savings, retirement, health, life and disability insurance, severance and other employee benefit or fringe benefit plans, programs,

arrangements or agreements (including “employee benefit plans” as defined in Section 3(3) of ERISA) maintained or sponsored by the Company or with respect to which the Company has any responsibility, obligation or liability, contingent or otherwise (collectively referred to herein as the “Plans”). With respect to the Plans, the Company has delivered or made available to the Buyer copies of: (i) the Plan documents, and, where applicable, related trust agreements, and any related agreements that are in writing; (ii) summary plan descriptions; (iii) the most recent Internal Revenue Service determination letter relating to each Plan for which a letter of determination was obtained; (iv) to the extent required to be filed, the most recent Annual Report (Form 5500 Series and accompanying schedules of each Plan and applicable financial statements) as filed with the Internal Revenue Service; and (v) audited financial statements, if any.

Except as set forth on Schedule 4.20(b), each Plan conforms in all material respects to, and its maintenance and administration is in material compliance with, all applicable requirements of law, including ERISA and the Code. All of the Plans are in full force and effect as written. All premiums, contributions and other payments required to be made by the Company under the terms of any Plan have been made or accrued.

Each Plan maintained by the Company that is intended to be qualified under Section 401(a) of the Code and each trust maintained pursuant thereto is a prototype plan. No Plan maintained by the Company that is an employee welfare benefit plan as defined in Section 3(1) of ERISA (the “Welfare Plan”) is funded through a voluntary employee beneficiary association as defined in Section 501(c)(9) of the Code.

The Company or any trade or business (whether or not incorporated) under common control with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code (the “Controlled Group”) has ever maintained, contributed to or incurred any liability with respect to any Plan subject to Title IV of ERISA or Section 412 of the Code.

There are no multiemployer plans (as defined in Subsection 3(37) of ERISA) (“Multiemployer Plans”) to which the Company or any other member of the Controlled Group is, or has been, required to make a contribution or other payment.

The Company has not ever maintained any Plan providing post-retirement welfare benefits (“Post-Retirement Benefits”), except as required by Section 4980B of the Code and Sections 601-608 of ERISA or similar state laws relating to continuation coverage for group health plans. The Company is not liable for Post-Retirement Benefits under any plan not maintained by the Company. The Company has complied in all material respects with the requirements of Section 4980B of the Code and Sections 601 to 608 of ERISA or similar state laws relating to continuation coverage for group health plans.

Except as set forth on Schedule 4.20(g), there has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Plans. Except as set forth on Schedule 4.20(g), to the extent required to be filed, all Annual Reports (Form 5500 Series and accompanying schedules of each Plan and applicable financial statements) have been timely filed with the Internal Revenue Service.

There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the knowledge of the Sellers, threatened, against the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or, to the knowledge of the Sellers, against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefit claims).

Except as set forth on Schedule 4.20(i), the execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

Insurance. Schedule 4.21 lists the aggregate coverage amount and type and generally applicable deductibles of all policies of life, title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring the Company and its respective officers (in their capacity as such), assets, properties and operations. The Company has furnished a true, complete and accurate copy of all such policies to the Buyer. Except as set forth on Schedule 4.21, all such policies and bonds are in full force and effect, sufficient for all applicable requirements of law and will not in any way be affected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement. The Company is not in default under any provisions of any such policy of insurance nor has the Company received notice of cancellation of any such insurance. The insurance maintained by the Company in connection with its business is at least the minimum amount required by any Contract.

Transactions with Sellers and Affiliates. Except as set forth in Schedule 4.22, the Company is not a party to any agreement or arrangement with any of the Sellers or any Affiliate of the Sellers under which it: (i) leases any real or personal property (either to or from such Person); (ii) licenses technology (either to or from such Person); (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person; (iv) purchases products or services from such Person; (v) pays or receives commissions, rebates or other payments; or (vi) provides or receives any other material benefit. Except as set forth on Schedule 4.22, the Company does not employ as an employee or engages as a consultant any family member of any of the Sellers. Except as set forth on Schedule 4.22, as of the date hereof, none of the Sellers is a director, officer, manager or member of, or has any direct or indirect interest in, any Person that is a customer of the Company or competes with or engages in any business of the kind being conducted by the Company. No Affiliate of the Company owns or has any rights in or to any of the assets, properties or rights used by the Company.

Restrictions on Business Activities. Except as set forth on Schedule 4.23, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably would be expected to have the effect of prohibiting or materially impairing the business of the Company as currently conducted, any acquisition of property (tangible or intangible) by the Company or the conduct of the Company’s business.

Labor Matters.

Except as set forth in Schedule 4.24(a): (i) the Company is not a party to any outstanding employment agreements or contracts with officers, managers or employees of the Company that are not terminable at will, or that provide for the payment of any bonus or commission; (ii) the Company is not a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees of the Company (other than as required by law); and (iii) the Company is not a party to any consulting agreements. Schedule 4.24(a) also sets forth a summary of all amounts payable under the agreements and contracts identified on such schedule.

Except as set forth in Schedule 4.24(b): (i) the Company is in material compliance with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment; (ii) there are no charges with respect to or relating to the Company pending before the Equal Employment Opportunity Commission or any Governmental Entity responsible for the prevention of unlawful employment practices; and (iii) the Company has not received any notice from any Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Company and no such investigation is in progress.

The Sellers have heretofore delivered to the Buyer a list containing the name, position, starting employment date, state of residence, current annual salary, and bonus and commissions in 2003 of each current employee of the Company whose bonus and compensation exceeded $100,000 in 2003.

Environmental Matters. The Company has obtained and maintained in effect all licenses, permits and other authorizations required under all applicable laws, regulations and other requirements of Governmental Entities relating to pollution or to the protection of the environment (“Environmental Laws”). The Company is in compliance with all Environmental Laws and with all such licenses, permits and authorizations. The Company has not performed or suffered any act which could give rise to, or has otherwise incurred, liability to any Person (governmental or not) under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. or any other Environmental Laws, nor has the Company received notice of any such liability or any claim therefor or submitted notice pursuant to section 103 of such Act to any governmental agency with respect to any of its assets. The Company has not, and to the knowledge of the Sellers and the Company, no third party has, caused any hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are defined in any applicable Environmental Law) to be released, placed, dumped or otherwise come to be located on, at, beneath or near any of the Leased Real Property or any surface waters or groundwaters thereon or thereunder. The Company does not own or operate, and has never owned or operated, an underground storage tank containing a regulated substance, as such term is defined in Subchapter IX of the Resource Conservation and Recovery Act, 42 U.S.C. § 6991 et seq. No Lien or other encumbrance has been imposed on the Leased Real Property pursuit to any Environmental Law and no investigation, audit or inquiry has been commenced by any Governmental Entity with respect to the Company or the Leased Real Property pursuant to any Environmental Law during the period that the Leased Real Property has been operated by the Company; and to the knowledge of the Sellers and the Company, no such Lien or other encumbrance was imposed, or such investigation, audit or inquiry commenced, during any time the Leased Real Property was operated by any prior tenant.

Customers, Purchasers and Suppliers. Schedule 4.26 sets forth a complete and correct list of all customers of the Company accounting for $1,000,000 or more of revenue during the fiscal year ended December 31, 2003 or for $500,000 or more of revenue during the five-month period ending May 31, 2004 (the “Significant Customers”), and the aggregate revenues generated by the Company from each such Significant Customer for each such period. Schedule 4.26 also sets forth a complete and correct list of all Persons whom have purchased from the Company $1,000,000 or more (by purchase price) during the fiscal year ended December 31, 2003 or for $500,000 or more (by purchase price) during the five-month period ending May 31, 2004 (the “Significant Purchasers”), and the aggregate purchase price generated from each Significant Purchaser for each such period. Schedule 4.26 also sets forth a complete and correct list of all Persons from whom the Company purchased $1,000,000 or more (by purchase price) of receivables during the fiscal year ended December 31, 2003 or for $500,000 or more (by purchase price) of receivables during the five-month period ending May 31, 2004 (the “Significant Suppliers”). As of the date of this Agreement, except as set forth on Schedule 4.26, (a) the Company is not engaged in any dispute with any Significant Customer or Significant Supplier, (b) no Significant Customer or Significant Supplier has proposed any adverse modification or change in its business relationship with the Company, and (c) no Significant Customer or Significant Supplier has given the Company notice that it is subject to any bankruptcy, insolvency or similar proceeding and no such proceeding is pending or, to the knowledge of the Sellers or the Company, threatened. Except as set forth on Schedule 4.26, since December 31, 2003, the Company has not at any time delivered to, or received from, any Significant Customer or Significant Supplier any formal notice or written allegation of a default or breach with respect to any agreement, contract or other arrangement and none of such Significant Customers or Significant Suppliers has terminated, failed to exercise any option to renew, or otherwise changed significantly its relationship with the Company, and to the Sellers’ knowledge, has no current intention to do any of the foregoing. Except as set forth on Schedule 4.26, the Company has no knowledge or reason to believe that, as of the date hereof, a Significant Customer or a Significant Supplier would not include the Company in its requests for proposals, purchase auctions or similar business opportunities.

No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from any of the Sellers or the Company in connection with this Agreement or the transactions contemplated hereby.

Trust or Custodial Accounts. All trust or custodial accounts maintained by the Company for the benefit of the Company’s customers comply with all applicable laws and regulations and the terms and provisions in any agreement, arrangement and understanding with the respective customer (including requirements that such account be separate and be maintained with an FDIC insured bank). To the Sellers’ knowledge, all payments of principal and interest or fees that have been received by the Company from any customer’s debtor have been credited to the appropriate trust accounts, subject, however, to contractual rights, if any, of the Company to deduct its own fees and expenses prior to remitting the appropriate amounts to the trust account. The total amount of funds in the trust accounts was and is equal to, at any time, such total amount the Company was and is obligated to maintain in such trust accounts pursuant to its agreements, arrangements and understandings with its customers.

Accuracy of Information. None of the representations, warranties or statements of the Sellers or the Company contained in this Agreement and any other agreements, documents, certificates and instruments delivered to the Buyer in connection with the transactions contemplated under this Agreement or in the exhibits or schedules hereto or thereto, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in light of the circumstances under which they were made not misleading.

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

Each of the Sellers hereby severally represents and warrants to the Buyer as follows:

Title to Interests. Such Seller has, and will have at the Closing, valid and marketable title to all of the Interests owned by such Seller, free and clear of any Liens. Immediately following the Closing, the Buyer will be the record and beneficial owner of all of such Seller’s Interests, free and clear of any Liens.

Authorization and Validity of Agreements. Such Seller has the authority to enter into this Agreement and all other agreements, documents, certificates and instruments delivered to the Buyer in connection with the transactions contemplated under this Agreement and to carry out such Seller’s obligations hereunder and thereunder. This Agreement has been duly executed by such Seller and constitutes such Seller’s valid and binding obligations, enforceable against such Seller in accordance with its terms.

No Conflict or Violation. The execution, delivery and performance by such Seller of this Agreement does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which such Seller is a party or by which such Seller is bound.

REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer hereby represents and warrants to the Company and the Sellers as follows:

Corporate Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.

Authorization and Validity of Agreement. The Buyer has all requisite corporate power and authority to enter into this Agreement and all other agreements, documents, certificates and instruments delivered to the Sellers in connection with the transactions contemplated under this Agreement to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and all other agreements, documents, certificates and instruments delivered to the Sellers in connection with the transactions contemplated under this Agreement to which it is a party and the performance of the Buyer’s obligations hereunder and thereunder have been duly authorized by all necessary corporate action of the Buyer. This Agreement and all other agreements, documents, certificates and instruments delivered to the Sellers in connection with the transactions contemplated under this Agreement to which it is a party have been duly executed by the Buyer, and constitute the Buyer’s valid and binding obligation, enforceable against the Buyer in accordance with its terms. The execution, delivery and performance by the Buyer of this Agreement and all other agreements, documents, certificates and instruments delivered to the Sellers in connection with the transactions contemplated under this Agreement to which it is a party does not and will not (i) violate or conflict with any provision of the Buyer’s Certificate of Incorporation or Bylaws, (ii) violate any provision of law, or any order, judgment or decree of any court or other Governmental Entity, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Buyer is a party or by which it is bound or to which any of its properties or assets is subject or (iv) result in the cancellation, modification, revocation or suspension of any License and Permit of the Buyer except, in the case of clauses (ii), (iii) and (iv) above, for violations, conflicts, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer and its subsidiaries, taken as a whole.

Governmental Consents and Approvals. Prior to the Closing, the Buyer will have obtained all material consents, waivers, authorizations or approvals of any Governmental Entity, and each material declaration to or filing or registration with any such Governmental Entity, that is required in connection with the execution and delivery of this Agreement and all other agreements, documents, certificates and instruments delivered to the Sellers in connection with the transactions contemplated under this Agreement by the Buyer or the performance by the Buyer of any of its obligations hereunder.

Financial Ability. The Buyer has, and will have at Closing, sufficient immediately available funds in cash or cash equivalents to pay the Purchase Price payable pursuant to this Agreement and all other amounts payable in connection with the transactions contemplated by this Agreement and to effect the transactions contemplated hereby.

COVENANTS OF THE COMPANY AND THE SELLERS.

SECTION 7.1. Conduct of Business Before the Closing Date. The Company and the Sellers hereby jointly and severally covenant as follows:

Without the prior written consent of the Buyer or except as otherwise expressly permitted pursuant to the terms hereof, between the date hereof and the earlier to occur of the termination of this Agreement pursuant to Section 11 or the Closing Date, the Company shall not, and the Sellers shall not permit the Company to:

make any material change in the conduct of its businesses or enter into any transaction other than in the ordinary course of business;

make any change in any Organizational Document; issue any additional membership interests or other equity securities, or grant any option, warrant or right to acquire any membership interests or other equity securities, or issue any security convertible into or exchangeable for such securities; or alter in any way any its outstanding securities, whether by reason of a reclassification, recapitalization, combination, exchange or readjustment of the Interests or otherwise;

make any sale, assignment, transfer, abandonment or other conveyance of its assets, properties or rights or any part thereof, except transactions pursuant to the existing

Contracts set forth in the Schedules hereto or in the ordinary course of business;

subject any of its assets, properties or rights or any part thereof, to any Lien or suffer such to exist other than in the ordinary course of business consistent with past practices;

redeem, retire, purchase or otherwise acquire, directly or indirectly, any Interests, or declare, set aside or pay any dividends or other distribution in respect of such Interests;

acquire or lease any assets, raw materials or properties, other than in the ordinary course of business;

enter into any new (or, except as required by law, amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practice and except for a special one-time performance bonus to be made by the Company to its employees on or prior to the Closing Date;

make or commit to make capital expenditures in excess of $250,000 in the aggregate;

pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates, other than the following: (A) the payment of salary, bonus and benefits to the Sellers and the officers and employees of the Company pursuant to existing arrangements, (B) cash distributions with respect to the Interests, or (C) as contemplated by this Agreement or the Contracts;

fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained on the date hereof;

take any other action that would cause the conditions in Section 10.1 to not be satisfied fully;

make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any accounts receivable in excess of $100,000;

settle, release or forgive any claim or litigation in excess of $50,000 or waive any right thereto;

make, enter into, modify or amend in any material respect or terminate any Contract or any contract (A) entailing annual payments in excess of $250,000, or (B) that is not terminable within ninety (90) days, except in the ordinary course of business;

make, enter into, modify or amend in any material respect or terminate any agreement or understanding with a Significant Customer or Significant Supplier except in the ordinary course of business; or

legally bind the Company to do any of the foregoing.

From and after the date hereof and until the earlier of the termination of this Agreement pursuant to Section 11 or the Closing Date, the Company shall, and the Sellers shall cause the Company, to:

continue to maintain its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use;

continue to conduct its business in the ordinary course;

keep its books of account, files and records in the ordinary course and in accordance with existing practice; and

preserve intact its operations, organization and reputation, and use its commercially reasonable efforts to keep available the services of its present officers and key employees and preserve the goodwill and business relationships of its customers.

Consents and Approvals. The Company and the Sellers shall, at the cost and expense of the Company, (a) use their commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Entities and all other Persons required by them in connection with the execution, delivery and performance by the Company and the Sellers of this Agreement, and (b) diligently assist and cooperate with the Buyer in preparing and filing all documents required to be submitted by the Buyer to any Governmental Entities in connection with such transactions and in obtaining any consents, waivers, authorizations or approvals which may be required to be obtained by the Buyer in connection with such transactions (which assistance and cooperation shall include timely furnishing to the Buyer all information concerning the Company that counsel to the Buyer reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval). Notwithstanding the foregoing, (i) the filing fees incurred in connection with the filing under the HSR Act shall be paid by the Buyer and (ii) if this Agreement is terminated pursuant to Section 11 or the purchase of the Interests contemplated by this Agreement is not otherwise consummated, the Buyer shall pay the reasonable attorneys’ fees of the Sellers not to exceed $25,000 incurred in connection with the preparation of the filing under the HSR Act or any related HSR Act matters.

Access to Properties and Records. The Company shall, and the Sellers shall cause the Company to, afford to the Buyer, and to the accountants, counsel and representatives of the Buyer, reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 11) to all properties, books, Contracts, commitments and files and records (including Tax Returns and correspondence with accountants) of the Company and, during such period, shall furnish promptly to the Buyer all other information concerning the Company and its properties and personnel as the Buyer may reasonably request, provided that no investigation or receipt of information pursuant to this Section 7.3 shall qualify any representation or warranty of the Company or the Sellers or the conditions to the obligations of the Buyer. The Company shall, and the Sellers shall cause the Company to, afford to the Buyer reasonable access to the Company’s assets and operations throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 11).

Negotiations. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 11 hereof, the Company and the Sellers shall not, and shall cause the officers and directors of the Company and any Persons acting on behalf of the Company or the Sellers not to, directly or indirectly, encourage, solicit, submit for board or other similar management group consideration or approval, engage in discussions or negotiations with, or provide any information to, any Person or group (other than the Buyer or its representatives) concerning any (i) merger, consolidation or similar transaction, (ii) sale, lease or other substantial disposition of assets, or (iii) issuance, sale or other disposition of Interests or other securities (or options, rights or warrants to purchase, or securities convertible into, such securities), in the case of each of (i), (ii) and (iii) involving the Company, or (iv) any other transaction inconsistent with the transactions contemplated hereby. The Company and the Sellers shall promptly (in any case within 24 hours) notify the Buyer of any inquiries or communications concerning any such transaction which any of them may receive or of which they may become aware.

Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, the Company and the Sellers shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

Notice of Breach. Through the Closing Date, the Company and the Sellers shall promptly give written notice with particularity upon having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement.

COVENANTS OF THE BUYER.

Actions Before Closing. The Buyer shall not take any action that shall cause it to be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement. The Buyer shall use commercially reasonable efforts to perform and satisfy all conditions to Closing to be performed or satisfied by it under this Agreement as soon as possible, but in no event later than the Closing Date.

Consents and Approvals. The Buyer shall, at the cost and expense of the Buyer (a) use commercially reasonable efforts (which in no event shall require the Buyer or any of its Affiliates to divest any assets) to obtain all consents and approvals of third parties (including, without limitation, Governmental Entities) required to be obtained by it to effect the transactions contemplated by this Agreement and (b) diligently assist and cooperate with the Sellers and the Company in preparing and filing all documents required to be submitted by the Sellers to any Governmental Entities in connection with such transactions and in obtaining any consents, waivers, authorizations or approvals which may be required to be obtained by the Sellers in connection with such transactions (which assistance and cooperation shall include timely furnishing to the Sellers all information concerning the Buyer that counsel to the Sellers reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

Commercially Reasonable Efforts. Prior to and as of the Closing Date upon the terms and subject to the conditions of this Agreement, the Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

Notice of Breach. Through the Closing Date, the Buyer shall promptly give written notice with particularity upon having knowledge of any matter that may constitute a breach by the Sellers or the Company of any of their representations, warranties, agreements or covenants contained in this Agreement.

Access to Properties and Records. After the Closing Date, the Buyer shall afford to the Sellers, and to the accountants, counsel and representatives of the Sellers, reasonable access during normal business hours to the personnel, books and records (including Tax Returns and correspondence with accountants) of the Company (but not of the Buyer or any of its Affiliates other than the Company) as the Sellers may reasonably request for purposes related to the Sellers’ ownership of the Interests prior to the Closing Date; provided, however, that it shall be a condition precedent to the Buyer’s obligations under this Section 8.5 that the Seller requesting such access shall sign a non-disclosure agreement in form and substance reasonably acceptable to the Buyer and disclose to the Buyer the purpose for which such access is requested.

Benefits. Each employee of the Company shall receive credit for his or her length of service with the Company prior to the Closing for eligibility to participate and vesting purposes under the Buyer’s life, health, dental, disability, vacation and 401(k) employee benefit plans, programs and policies.

CONDITIONS PRECEDENT TO PERFORMANCE BY THE COMPANY AND THE SELLERS.

The obligations of the Company and the Sellers to perform their obligations under this Agreement and to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Company and the Sellers in their sole discretion:

Representations and Warranties of the Buyer. All representations and warranties made by the Buyer in this Agreement that are qualified as to materiality shall be true and correct, and all representations and warranties of the Buyer that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof, and, except to the extent such representations and warranties refer to a specific date, as of the Closing Date as though made by the Buyer on and as of the Closing Date, and the Company and the Sellers shall have received a certificate to that effect dated the Closing Date and signed by any Vice President of the Buyer.

Performance of the Obligations of the Buyer. The Buyer shall have performed in all material respects all of its respective obligations required under this Agreement to be performed by it on or before the Closing Date, and the Company and the Sellers shall have received a certificate to that effect dated the Closing Date and signed by the President or any Vice President of the Buyer. Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entities, and of any other Person, required in connection with the execution, delivery and performance of this Agreement and set forth on Schedule 9.3 shall have been duly obtained and shall be in full force and effect on the Closing Date.

No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any court or regulatory authority, domestic or foreign, shall have been instituted or threatened by any Governmental Entity or by any other Person, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

HSR Act. Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), shall have expired or been terminated.

Worldwide Purchase Agreement. All of the conditions precedent in Section 12 of the Worldwide Purchase Agreement shall have been satisfied.

CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER.

The obligations of the Buyer to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

Representations and Warranties of the Company and the Sellers. All representations and warranties made by the Company and the Sellers in this Agreement that are qualified as to materiality shall be true and correct, and all representations and warranties of the Company and the Sellers that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof, and, except to the extent such representations and warranties refer to a specific date, as of the Closing Date as though made by the Company and the Sellers on and as of the Closing Date. The Buyer shall have received a certificate to that effect dated the Closing Date and signed by the Company and the Sellers’ Representative on behalf of the Sellers.

Performance of the Obligations of the Company and the Sellers. The Company and the Sellers shall have performed in all material respects all obligations required under this Agreement to be performed by them on or before the Closing Date, and the Buyer shall have received a certificate to that effect dated the Closing Date and signed by the Company and the Sellers’ Representative on behalf of the Sellers.

Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity and of any other Person, required in connection with the execution, delivery and performance of this Agreement and set forth on Schedule 10.3 shall have been duly obtained and shall be in full force and effect on the Closing Date.

Interests. The Sellers’ Representative shall have delivered to the Buyer not less than one hundred percent (100%) of the Interests (together with related Interest Transfer Documents) deposited by the Sellers pursuant to Section 2.2(a), which Interests shall represent all of the issued and outstanding Interests of the Company.

No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which has a Material Adverse Effect on the Company, shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or, to the knowledge of the Sellers or the Company, threatened by any Governmental Entity or by any other Person which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Releases of Sellers; Resignations. There shall have been delivered to the Buyer releases, in the form attached as Exhibit B hereto, by each Seller (the “Releases”). Each person listed on Schedule 10.6 shall have delivered to the Buyer a letter of resignation, substantially in the form attached as Exhibit C hereto (the “Resignation Letters”).

Internal Control Certifications. The President and Chief Financial Officer of the Company shall have executed and delivered to the Buyer an internal control certificate.

HSR Act. Any applicable waiting period under the HSR Act shall have expired or been terminated.

Worldwide Purchase Agreement. All of the conditions precedent in Section 13 of the Worldwide Purchase Agreement shall have been satisfied.

TERMINATION.

Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

By mutual written consent of the Sellers and the Buyer;

By the Buyer, if the Company or any of the Sellers has breached any representation, warranty, covenant or agreement contained in this Agreement and has not, in the case of a breach of a covenant or agreement, cured such breach within ten (10) Business Days after written notice to the Company and the Sellers (provided, that the Buyer is not then in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 10.1 or Section 10.2 hereof, as the case may be, will not be satisfied;

By the Sellers if the Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement and has not, in the case of a breach of a covenant or agreement, cured such breach within ten (10) Business Days after written notice to the Buyer (provided, that neither the Company nor any of the Sellers are then in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 9.1 or Section 9.2 hereof, as the case may be, will not be satisfied;

By the Sellers or the Buyer if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would make consummation of the transactions contemplated hereby illegal; or

By the Sellers or the Buyers if the Closing shall not have been consummated by September 1, 2004 for any reason, provided that the right to terminate this Agreement under this Section 11.1(e) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been both willful and the cause of, or resulted in, the failure of the Closing to occur on or before such date.

Effect of Termination. In the event of the termination of this Agreement as provided in Section 11.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, the Sellers or the Buyer, or their respective officers, directors, stockholders, partners, option holders or other Persons under their control, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, and provided that the provisions of Sections 11.2, 13.2, 13.3, 13.5, 13.6, 13.7 and 13.14, hereof shall remain in full force and effect and survive any termination of this Agreement.

SELLERS’ REPRESENTATIVE.

Appointment; Acceptance. By executing this Agreement, each Seller hereby irrevocably constitutes and appoints Frank J. Hanna, Jr. and his successors, acting as hereinafter provided, as its attorney-in-fact and agent in its name, place and stead in connection with the transactions and agreements contemplated by this Agreement (the “Sellers’ Representative”), and acknowledges that such appointment is coupled with an interest and is intended to be durable and to survive the disability or mental incapacity of each Seller. By executing and delivering this Agreement under the heading “Sellers’

Representative,” Frank J. Hanna, Jr. hereby (a) accepts his appointment and authorization to act as Sellers’ Representative as attorney-in-fact and agent on behalf of the Sellers in accordance with the terms of this Agreement and (b) agrees to perform the obligations required of the Sellers’ Representative under this Agreement and any other agreements, documents, certificates and instruments delivered to the Buyer in connection with the transactions contemplated under this Agreement. Authority. Each Seller fully and completely, without restriction:

Authorizes the Sellers’ Representative: (i) to prepare, finalize, approve and authorize all exhibits, schedules and other attachments to this Agreement and all other agreements and other documents (including, without limitation, documents delivered pursuant to Section 2) delivered by the Sellers pursuant to this Agreement (the “Seller Delivered Agreements”) and such approval and authorization may be conclusively evidenced by the Sellers’ Representative and (ii) to execute and deliver, and to accept delivery, on his behalf of such amendments as may be deemed by the Sellers’ Representative in its sole discretion to be appropriate under the Seller Delivered Agreements; provided, however, that nothing in this Section 12 shall be deemed to authorize the Sellers’ Representative to communicate any inaccurate or misleading information to the Buyer on behalf of any Seller.

Agrees to be bound by all notices received and agreements and determinations made by and documents executed and delivered by the Sellers’ Representative under the Seller Delivered Agreements.

Authorizes the Sellers’ Representative: (i) to dispute or to refrain from disputing and thereby accept any claim made by the Buyer under the Seller Delivered Agreements; (ii) to negotiate and settle any dispute which may arise under, and exercise or refrain from exercising remedies available under the Seller Delivered Agreements, to sign any releases or other documents with respect to such dispute or remedy; (iii) to waive any condition contained in the Seller Delivered Agreements; (iv) to give any and all consents under the Seller Delivered Agreements; and (v) to give such instructions and do such other things and refrain from doing such things as the Sellers’ Representative shall deem appropriate to carry out the provisions of the Seller Delivered Agreements.

Actions. Each Seller hereby expressly acknowledges and agrees that (a) the Sellers’ Representative is exclusively authorized to act on its behalf, notwithstanding any dispute or disagreement among the Sellers, and (b) the Buyer and any other person or entity shall be entitled to rely on any and all actions taken by the Sellers’ Representative under this Agreement and the other Seller Delivered Agreements without any liability to, or obligation to inquire of, any of the Sellers. All notices, counternotices or other instruments or designations delivered by any Seller or the Sellers’ Representative shall not be effective unless, but shall be effective if, signed by the Sellers’ Representative, and if not, such document shall have no force and effect whatsoever hereunder and the Buyer and any other person or entity may proceed without regard to any such document. The Buyer and any other person or entity are hereby expressly authorized to rely on the genuineness of the signature of the Sellers’ Representative, and upon receipt of any writing which reasonably appears to have been signed by the Sellers’ Representative, the Buyer and any other person or entity may act upon the same without any further duty of inquiry as to the genuineness of the writing.

Effectiveness. The authorization of the Sellers’ Representative shall be irrevocable and effective until its rights and obligations under this Agreement terminate by virtue of the termination of this Agreement and any and all of the obligations of the Sellers to the Buyer under the Seller Delivered Agreements.

Indemnification; Fees and Expenses. The Sellers hereby jointly and severally agree (a) to indemnify and hold the Sellers’ Representative harmless from any and all Losses, and (b) that the Sellers’ Representative shall not have any liability to the Sellers for any act or omission hereunder, except for gross negligence or willful misconduct.

Successor. Upon ninety (90) day prior written notice to the Company, the Sellers’ Representative shall have the right to resign at his sole discretion for any reason at any time and in such event, the Sellers’ Representative shall continue to have all rights to indemnification, fees and expenses as provided in Section 12.5 above. If the Sellers’ Representative resigns or ceases to function in its capacity as such for any reason whatsoever, such Sellers’ Representative shall immediately give notice to the other parties to this Agreement. In such event, Darrell T. Hanna shall be appointed as the successor Sellers’ Representative; provided, however, that if for any reason Darrell T. Hanna shall not be appointed as the successor within ninety (90) days after the Sellers’ Representative resigns or otherwise ceases to function, then the Buyer shall have the right, upon notice to each Seller and opportunity to be heard, to petition a court of competent jurisdiction for the appointment of one or more successors to be selected from among those Sellers employed by the Company or any of its Affiliates as of the date of such petition so long as any such Seller is still so employed.

Survival of Authorizations. EACH SELLER INTENDS FOR THE AUTHORIZATIONS AND AGREEMENTS IN THE FOREGOING SECTIONS OF THIS SECTION 12 TO REMAIN IN FORCE AND NOT BE AFFECTED IF SUCH SELLER SUBSEQUENTLY BECOMES MENTALLY OR PHYSICALLY DISABLED, INCOMPETENT OR INCAPACITATED, DOES HEREBY AUTHORIZE SUCH RECORDINGS AND FILINGS HEREOF AS THE SELLERS’ REPRESENTATIVE MAY DEEM APPROPRIATE, AND DOES HEREBY DIRECT THAT NO FILING OF ACCOUNTS OR INVENTORIES OR POSTING OF A SURETY BOND SHALL BE REQUIRED.

MISCELLANEOUS.

Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that the Buyer may assign its rights hereunder to an Affiliate; provided further, that no such assignment shall reduce or otherwise vitiate any of the obligations of the Buyer hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Governing Law, Arbitration. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to the conflict or choice of law rules thereof. The Sellers’ Representative and the Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to such claims. If no such agreement can be reached after good faith negotiation, either the Buyer or the Sellers’ Representative may demand arbitration of the matter. The arbitration shall be conducted by one (1) arbitrator selected by the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions, which shall set forth the award, judgment, decree or order awarded by the arbitrator. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Cobb County, Georgia under the rules then in effect of the American Arbitration Association.

Expenses. Except as otherwise provided for in this Agreement, all of the fees, expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such fees, expenses and costs. Without limiting the generality of the foregoing, the Sellers shall pay all of the fees, expenses and costs of the Company incurred in connection with this Agreement (including brokers’ fees and fees and costs of legal counsel and accountants) and the transactions contemplated hereby.

Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect. To the extent permitted by law, each party hereto waives any provision of law that renders any such provision prohibited or unenforceable in any respect.

Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (iii) on the day after deposit to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

     If to the Sellers’ Representative:

Frank J. Hanna, Jr.
535 Silverleaf Drive
Summerville, GA 30747

Copy to:	King & Spalding LLP
191 Peachtree Street
Atlanta, GA 30303
	Attn:	Mr. Alan J. Prince
Ms. Alana L. Griffin
Facsimile: (404) 572-5100

     If to a Seller, to the address set forth opposite such Seller’s name on Schedule 1.

If to the Buyer:

West Corporation
11808 Miracle Hills Drive
Omaha, NE 68154
Attention: General Counsel
Facsimile: (402) 963-1211

Copy to:

Blackwell Sanders Peper Martin LLP
1620 Dodge Street, Suite 2100
Omaha, NE 68102-1504
Attention: Mr. James C. Creigh
Facsimile: (402) 964-5050

Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Public Announcements. The parties agree that after the signing of this Agreement and prior to Closing, the Company and the Sellers shall not make any press release or public announcement concerning this transaction without the prior written approval of the Buyer, and the Buyer shall not make any press release or public announcement concerning this transaction without the prior approval by the Company, which approval in each case shall not be unreasonably withheld or delayed.

Entire Agreement. This Agreement, the Confidentiality Agreement (as defined in Section 13.14) and the letter agreement, dated April 15, 2004 (which includes certain non-solicitation/no-hire covenants) contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All exhibits and schedules hereto are expressly made a part of this Agreement as fully as though completely set forth herein.

Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the Company, the Sellers or the Buyer. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company, the Sellers or the Buyer.

Scheduled Disclosures. Disclosure of any matter, fact or circumstance in a Schedule to this Agreement shall not be deemed to be disclosure thereof for purposes of any other Schedule hereto.

Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

Knowledge. As used in this Agreement, the term “knowledge” shall, as to any person, refer to all facts of which such person shall have actual knowledge after reasonable inquiry. With respect to the Company, the term “knowledge” shall mean the actual knowledge of the Company’s executive officers set forth on Schedule 13.13 after reasonable inquiry.

Return of Materials and Information. In the event this Agreement is terminated, the Buyer shall, and shall cause its agents to, immediately deliver to the Company all materials and information, whether in hard copy or electronic format, obtained from the Company or the Sellers and any notes or analyses thereof. The Buyer shall not retain any such information and shall confirm in writing that it has not retained any copies. The Buyer and the Sellers shall continue to be bound by the terms of that certain Mutual Confidentiality Agreement, dated as of January 16, 2004 by and among Buyer and the Sellers (the “Confidentiality Agreement”).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Company

ASSET DIRECT MORTGAGE, LLC,
a Delaware limited liability company

By:	/s/ Frank J. Hanna, Jr.

Name: Frank J. Hanna, Jr.
Title: Managing Member

Sellers’ Representative

/s/ Frank J. Hanna, Jr.

FRANK J. HANNA, JR.

Sellers

/s/ Frank J. Hanna, Jr.

FRANK J. HANNA, JR.

/s/ Darrell T. Hanna

DARRELL T. HANNA

/s/ Kenneth S. Hurt

KENNETH S. HURT

/s/ Teri Jordan

TERI JORDAN

/s/ Garrett O. Daniels

GARRETT O. DANIELS

/s/ David R. Dowd

DAVID R. DOWD

Buyer

WEST CORPORATION,
a Delaware corporation

By:	/s/ Robert E. Johnson

Name: Robert E. Johnson
Title: Executive Vice President